Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. DECLARES DIVIDEND

Manitowoc, WI, November 16, 2016 – County Bancorp, Inc. (NASDAQ: ICBK) (“County”), the parent company for Investors Community Bank, announced that on November 15, 2016 its Board of Directors declared a quarterly cash dividend of $0.05 per share. The dividend will be payable on December 16, 2016 to shareholders of record on December 2, 2016.

“We once again had a strong performance this past quarter, which was the first full quarter since acquiring Fox River Valley Bancorp, Inc. and The Business Bank,” said Tim Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank. “We are very pleased with our growth and will continue to invest in people and infrastructure for continued positive impact.”

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin. Our customers are served from our full-service locations in Appleton, Green Bay, Manitowoc and Stevens Point, and our loan production offices in Darlington, Eau Claire, Sheboygan and Fond du Lac.

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Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com